Exhibit 10.4

FIRST AMENDMENT

OF

APOGEE ENTERPRISES, INC.

DEFERRED INCENTIVE COMPENSATION PLAN

(2005 Restatement)

The “APOGEE ENTERPRISES, INC. DEFERRED INCENTIVE COMPENSATION PLAN” as adopted by APOGEE ENTERPRISES, INC., a Minnesota corporation, and first effective February 27, 1986, and as amended and restated in a document entitled “Apogee Enterprises, Inc. Deferred Incentive Compensation Plan (2005 Restatement)” effective January 1, 2005, is hereby amended:

1. AMENDMENT AND RESTATEMENT. Effective December 31, 2008, Section 1.1 of the Plan Statement is amended by the addition of the following sentence to the end of the paragraph:

Effective December 31, 2008, the Apogee Enterprises, Inc. Executive Supplemental Plan (the “Restoration Plan”) is merged with and into this Plan. All benefits earned under the Restoration Plan were accrued and vested prior to December 31, 2004. All benefits earned under the Restoration Plan are grandfathered benefits and will be administered in accordance with the provisions of the 1998 Statement of the Restoration Plan as stated in Appendix A of this document. It is not the intent of Apogee Enterprises, Inc. to in any manner limit any of the grandfathering provisions found in Internal Revenue Service Notice 2005-1, Code Section 409A or the regulations. This restatement will be administered and construed on a basis consistent with this intent.

2. DISABILITY. Effective January 1, 2009, Section 1.3.4 of the Plan Statement is amended by the addition of the following sentence:

However, the term “Disability” shall be construed to have a meaning consistent with the term “Disability” as defined in section 409A of the Code.

3. FINANCIAL HARDSHIP. Effective January 1, 2009, the last sentence of Section 1.3.5 of the Plan Statement is amended to read in full as follows:

However, when the term “Financial Hardship” shall be construed to have a meaning consistent with the term “Unforeseeable Emergency” as defined in section 409A of the Code.

4. POST 2004 ACCOUNT. Effective January 1, 2009, Section 1.3.10 of the Plan Statement is deleted without replacement (and all subsequent sections are renumbered).

5. PRE 2005 BENEFIT. Effective January 1, 2009, Section 1.3.11 of the Plan Statement is deleted without replacement (and all subsequent sections are renumbered).

6. RESTORATION PLAN ACCOUNT. Effective December 31, 2008, Section 1.3 of the Plan Statement is amended by the addition of a new Section 1.3.10 (and all subsequent sections are renumbered) to read in full as follows:

1.3.10. Restoration Plan Account — the Participant’s account merged into this Plan from the Apogee Enterprises, Inc. Executive Supplemental Plan on December 31, 2008.

7. RETIREMENT. Effective January 1, 2009, Section 1.3.11 (formerly Section 1.3.12) of the Plan Statement is amended to read in full as follows:

1.3.11. Retirement — a Participant’s Termination of Employment at or after attaining age sixty-five (65).

8. DEFINITION OF TERMINATION OF EMPLOYMENT. Effective January 1, 2009, Section 1.3.13 (formerly Section 1.3.14) of the Plan Statement is amended to read as follows:

1.3.13. Termination of Employment — a severance of an employee’s employment relationship with the Employers and all Affiliates for any reason other than the employee’s death.

(a)	A transfer from employment with an Employer to employment with an Affiliate, or vice versa, shall not constitute a Termination of Employment.

(b)	Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twelve (12) month period (or the full period of services to the employer if the employee has been providing services to the employer for less than twelve months).

(c)

Termination of Employment shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with the Employer or an Affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Employer or an Affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

(d)	Where as part of a sale or other disposition of assets by the Employer to an employer that is not an Affiliate, an employee providing services to the Employer immediately before the transaction and to the buyer immediately after the transaction (“Affected Employee”) would otherwise experience a Termination of Employment from the Employer as a result of the transaction, the Employer and the buyer shall have the discretion to specify that the Affected Employee has not experienced a Termination of Employment if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all Affected Employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.

9. ELECTION OF PARTICIPANTS. Effective January 1, 2008, Section 2.1.2 of the Plan Statement is amended to read in full as follows:

2.1.2. Election of Participants. For any Fiscal Year, any Participant may elect to defer all or any portion of the compensation that may become payable to the Participant under the Incentive Plan. The election shall be made in writing on the form provided by the Committee, designating the percentage or amount of the compensation that may be due under the Incentive Plan which is to be deferred, signed by the participant and delivered to the Director of Compensation prior to the December 31 of the year prior to the commencement of the Fiscal Year with respect to which the compensation is to be earned and deferred. The election to defer under the Plan, once made, is irrevocable.

10. PARTICIPATION. Effective January 1, 2008, Section 2.1(d) of the Plan Statement is amended by the addition of the phrase “in subsequent Plan Years” following the phrase “shall be made.”

11. RESTORATION PLAN ACCOUNT. Effective December 31, 2008, Section 3 of the Plan Statement is amended by the addition of a new Section 3.4 to read in full as follows:

3.4. Restoration Plan Account. Beginning with the Fiscal Year 2010, the Participant’s Restoration Plan Account shall be adjusted for earnings in accordance with the provisions of Section 3.2 of the Plan Statement. For Valuation Years beginning prior to 2009, the Participant’s Restoration Plan Account was adjusted for earnings in accordance with the provisions set forth in the Apogee Enterprises, Inc. Executive Supplemental Plan. However, the Valuation Year beginning May 1, 2008 shall be a short Plan Year ending February 28, 2009.

12. DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNT. Effective January 1, 2008, Section 4 of the Plan Statement is amended to read in full as follows:

SECTION 4

DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNT

4.1. Time of Distribution. Distribution to the Participant of the Participant’s Deferred Compensation Account shall be made or commenced within sixty (60) days from the date of the first to occur of the following events:

(a)	Participant’s Retirement;

(b)	Participant Disability;

(c)	Participant’s death;

(d)	Participant’s Termination of Employment; or

(e)	Such other date, if any, elected and specified by the Participant. However, the Participant may elect to delay distribution upon the Participant’s Termination of Employment until the Participant attains age 65 provided the Participant makes the election in accordance with Section 4.2 or 4.4.

4.2. Form of Distribution. Distribution of the Participant’s Deferred Compensation Account shall be made to the Participant on the form provided by the Committee, executed and delivered to the Committee at the time the Participant makes his or her first election to defer compensation under the Plan:

(a)	Lump sum; or

(b)	Installments.

If the Participant fails to make an election prior to December 31 of the year prior to the Participant’s first deferral, the Participant’s payment will be paid as a lump sum.

If the Participant elected a distribution under Section 4.1(e) above, such election shall apply to all deferrals made on or before the December 31 prior to the date specified under Section 4.1(e). If the Participant elects to defer additional funds in years after that December 31, the Participant must make an election on or before the December 31 preceding the Participant’s first deferral that is not subject to the prior specified date election1.

[1]	For Example: If a Participant elects a specified date of September 15, 2015. All amounts deferred as of December 31, 2014, and the interest adjustments thereon, shall be paid to the Participant within 60 days of September 15, 2015.

•

If the Participant makes an election to defer additional compensation for the Fiscal Year 2015, the Participant may elect to specify another date for future payment as long as the Participant makes the election prior to January 1, 2014. If the Participant does not elect make a new specified date election , the Participant will be subject to the distribution default rules for all future deferrals.

•

If instead the Participant does not make any deferral elections for Fiscal Years 2015, 2016 and 2017 but elects to defer compensation in Fiscal Year 2018, the Participant may elect to specify another date for future payment as long as the Participant makes the election prior to January 1, 2017.

Of course if the Participant experiences one of the events in 4(a) – (d) prior to a specified date, the Participant’s account will be paid out on account of that event.

4.3. Installment Distributions. In the event of installment distribution, each monthly installment shall be paid on the first day of each calendar month in an amount equal to the balance credited to the Participant’s Deferred Compensation Account on the date in which the first monthly distribution is to be made, divided by the number of months for which the distribution is to be made. However, following the close of the first Fiscal Year immediately succeeding the first month of distribution, and for each Fiscal Year thereafter until the Deferred Compensation Account is reduced to zero, an additional amount shall be paid monthly to the Participant equal to one-twelfth ( 1/12) of the earnings on the Participant’s Deferred Compensation Account for the prior Fiscal Year or any portion thereof, as determined under Section 3.2.

4.4. 2008 Distribution Elections. To the extent permitted under transitional guidance issued under section 409A of the Code, a Participant who is actively employed with the Company as of October 1, 2008, may elect to modify his or her prior distribution election for his or her Deferred Compensation Account prior to December 31, 2008. A Participant may elect to receive distribution of his or her Deferred Compensation Account as (i) a lump sum on a date certain or upon the occurrence of Retirement, Termination of Employment, Disability or death, or (ii) monthly installments commencing on a date certain or upon the occurrence of Retirement, Termination of Employment, Disability or death.

If the Participant has a Termination of Employment in 2008, the Participant’s Deferred Compensation Account will be paid in accordance with the Participant’s prior election on file. If the Participant does not have a prior election on file, the Participant’s Deferred Compensation Account will be paid in accordance with the default rules in Section 4.1, regardless of whether the Participant filed a new election in 2008.

4.5. Specified Employee. Notwithstanding Section 4.1, if payments are to be made on account of Termination of Employment to a Specified Employee (as defined in the Principal Sponsor’s Specified Employees Policy), payment of the Participant’s Deferred Compensation Account payable under Section 4.1 above shall be suspended until a date that is six (6) months after the date of the Termination of Employment. As soon as administratively feasible after the six (6) month anniversary of the Participant’s Termination of Employment, the Participant shall receive all payments, without interest, the Participant would have been entitled to receive during this six month period had the Participant not been a Specified Employee. Thereafter, payments shall be made in accordance with Section 4.1 above. If a Participant dies prior to receiving a payment under this Section no benefit shall be paid under this Section.

4.6. Beneficiary of Specified Employee. In the Participant dies prior to receiving a payment in accordance with Section 4.5, the Participant’s Beneficiary shall be entitled to receive a lump sum payment equal to the amount of payments, without interest, the Participant would have been entitled to receive prior to the Participant’s death had the Participant not been a Specified Employee.

4.7. Unforeseeable Emergency. A Participant who has not incurred a distribution event but who has incurred an Unforeseeable Emergency may request a withdrawal from such Participant’s Deferred Compensation Account. In the event that the Committee, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an Unforeseeable Emergency, the Committee shall distribute to the Participant as soon as reasonably practicable following such determination, an amount (not in excess of the value of the Participant’s Deferred Compensation Account) necessary to satisfy the emergency. Immediately upon the distribution, such Participant’s deferral elections shall be cancelled, and further deferrals shall not be made in accordance with Section 2.1.2 during that period.

4.8. Restoration Plan Account. Distribution of the Participant’s Restoration Plan Account shall be made in accordance with the distribution provisions of Appendix A.

13. RESTORATION PLAN ACCOUNT. Effective December 31, 2008, Section 6 of the Plan Statement is amended by the addition of a new Section 6.9 to read in full as follows:

6.9. Restoration Plan Account. Notwithstanding the foregoing, distribution of the Participant’s Restoration Plan Account shall be made in accordance with the distribution provisions of Appendix A.

14. MERGER OF APOGEE ENTERPRISES, INC. EXECUTIVE SUPPLEMENTAL PLAN. Effective December 31, 2008, the Plan Statement is amended by the addition of Appendix A attached hereto.

15. SAVINGS CLAUSE. Save and except as herein expressly amended, the Plan Statement shall continue in full force and effect.

October 9, 2008	APOGEE ENTERPRISES, INC.

	By	/s/ Russell Huffer
Its Chairman and Chief Executive Officer

APPENDIX A

RESTORATION PLAN ACCOUNT

The provisions in this Appendix apply to the administration of the Participant’s Restoration Plan Account. The following provisions are intended to comply with grandfathering provisions in Internal Revenue Service Notice 2005-1, Code section 409A and the regulations.

SECTION 1

MATURITY

1.1. Events of Maturity. A Participant’s Accounts shall mature and the Vested portions shall become distributable in accordance with Section 2 upon the earliest occurrence of any of the following events while in the employment of the Employer or an Affiliate:

(a)	the Participant’s death, or

(b)	the Participant’s termination of employment, whether voluntary or involuntary, or

(c)	the Participant’s Disability, or

(d)	termination of the Plan;

provided, however, that a transfer of employment to an Affiliate shall not constitute an Event of Maturity.

1.2. Determination of Vested Accounts. Upon the occurrence of an Event of Maturity effective as to a Participant, the value of such Participant’s Restoration Plan Account as of the Valuation Date coincident with or next following the Event of Maturity shall be determined.

1.3. Effect of Maturity upon Further Participation in Plan. On the occurrence of an Event of Maturity, a Participant shall cease to have any interest in the Plan other than the right to receive payment of all Accounts as provided in Section 2 hereof, adjusted from time to time as provided in Section 3.2 of the Plan Statement.

SECTION 2

DISTRIBUTION

2.1. Time of Distribution. Upon the occurrence of an Event of Maturity effective as to a Participant, the Employer shall commence payment of the Participant’s Restoration Plan Account, if any, (reduced by the amount of any applicable payroll, withholding and other taxes) as of the Annual Valuation Date in the calendar year following the calendar year in which occurred the Participant’s Event of Maturity.

2.2. Forms of Distribution.

2.2.1. Forms Available. Distribution of the Participant’s Restoration Plan Account shall be made to the Participant or the Beneficiary entitled to receive distribution (the “Distributee”) in one of the following ways as the Participant shall designate in writing prior to the first Plan Year in which the Participant first receives additions to the Participant’s Accounts:

(a)	Lump Sum. If the Distributee is either a Participant or a Beneficiary, in a single lump sum.

(b)	Term Certain Installments to Participant. If the Distributee is a Participant, in a series of substantially equal installments payable monthly, quarterly or annually over a period of time not to exceed fifteen (15) years.

(c)	Continued Term Certain Installments to Beneficiary. If the Distributee is a Beneficiary of a deceased Participant and distribution had commenced to the deceased Participant over a fifteen (15) year period as specified in paragraph (a) above, in a series of substantially equal installments payable monthly over the remainder of the fifteen (15) year period.

2.2.2. Installment Amounts. The annual amount of each installment distribution required to be made for each calendar year (the “distribution year”) shall be determined by dividing the amount of the Restoration Plan Account as of the last Valuation Date in the calendar year immediately preceding the distribution year (such preceding calendar year being the “valuation year”) by the number of remaining installment payments to be made (including the distribution being determined). The amount of the Restoration Plan Account as of such Valuation Date shall be increased by the amount of any contributions and forfeitures allocated to the Restoration Plan Account during the valuation year and after such Valuation Date (including contributions and forfeitures, if any, made after the end of the valuation year which are allocated as of dates in the valuation year). The amount of the Restoration Plan Account shall be decreased by the amount of any distributions made with respect to the valuation year but after such Valuation Date.

2.2.3. Effect of Reemployment. If a Participant is reemployed by the Employer or an Affiliate after distribution has been made or commenced but before the Participant attains Normal Retirement Age, further distribution of the Participant’s Restoration Plan Account shall be suspended and the undistributed remainder of the Restoration Plan Account shall continue to be held in the Fund until another Event of Maturity effective as to the Participant shall occur after the Participant’s reemployment. It is the general intent of this Plan that no distributions shall be made before the Normal Retirement Age of a Participant while a Participant is employed by the Employer or an Affiliate.

2.3. Substantially Equal. Distributions shall be considered to be substantially equal if the amount of the distribution required to be made for each calendar year (the “distribution year”) is determined by dividing the amount of the Restoration Plan Account as of the last Valuation Date in the calendar year immediately preceding the distribution year (such preceding calendar year being the “valuation year”) by the number of remaining installment payments to be made (including the distribution being determined). The amount of the Restoration Plan Account as of such Valuation Date shall be decreased by the amount of any distributions made in the valuation year and after such Valuation Date.

2.4. Designation of Beneficiaries.

2.4.1. Right To Designate. Each Participant may designate, upon forms to be furnished by and filed with the Employer, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Restoration Plan Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Employer during the Participant’s lifetime.

2.4.2. Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Restoration Plan Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

Participant’s surviving spouse

Participant’s surviving issue per stirpes and not per capita

Participant’s surviving parents

Participant’s surviving brothers and sisters

Representative of Participant’s estate.

2.4.3. Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Restoration Plan Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Restoration Plan Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Restoration Plan Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Employer after the date of the Participant’s death but not later than one hundred eighty (180) days after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Employer. A disclaimer shall be considered to be delivered to the Employer only when actually received by the Employer. The Employer shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of Section 8 and shall not be considered to be an assignment or alienation of benefits in violation of federal law prohibiting the assignment or alienation of benefits under this Plan. No other form of attempted disclaimer shall be recognized by the Employer.

2.4.4. Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, including legally adopted descendants and their descendants but not including illegitimate descendants and their descendants; “child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.

2.4.5. Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)	If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)	The automatic Beneficiaries specified in Section 2.4.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)	If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Employer after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(d)	Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)	Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

A Beneficiary designation is permanently void if it either is executed or is filed by a Participant who, at the time of such execution or filing, is then a minor under the law of the state of the Participant’s legal residence. The Employer shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

2.4.6. Spousal Rights. No spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits accumulated under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant.

2.5. Death Prior to Full Distribution. If a Participant dies after an Event of Maturity but before distribution of such Participant’s Restoration Plan Account has been completed, the remaining undistributed Restoration Plan Account shall be distributed in the same manner as hereinbefore provided in the Event of Maturity by reason of death. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Restoration Plan Account which are payable to the Beneficiary (and shall not be paid to the Participant’s estate).

2.6. Facility of Payment. In case of the legal disability, including minority, of a Participant or Beneficiary entitled to receive any distribution under the Plan, payment shall be made, if the Employer shall be advised of the existence of such condition:

(a)	to the duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary, or

(b)	to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided such person or institution has satisfied the Employer that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Employer therefor.